Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (the "Agreement") is made as of the 1st day of April, 2008, by and between GoAmerica, Inc., a Delaware corporation (the "Company"), and John Ferron (the "Executive").

      1. Duties and Scope of Employment.

            (a) Positions; Duties.

                  (i) During the Employment Term (as defined in Section 2), the Company shall employ Executive as the Chief Operating Officer of the Company. In his capacity as Chief Operating Officer, Executive shall report directly to the Chief Executive Officer of the Company.

                  (ii) Beginning at the conclusion of the Part-Time Period (as defined below) and continuing for so much of the Employment Term as the Board of Directors of the Company (the "Board") shall decide, Executive shall also hold the position of Chief Financial Officer of the Company. In his capacity as Chief Financial Officer, Executive shall report directly to the Chief Executive Officer of the Company.

                  (iii) The Board may remove Executive from either of the positions set forth in Sections 1(a)(i) and 1(a)(ii) at any time and for any reason; provided, however, that at such time as the Board decides to remove Executive from either position, Executive shall relinquish such position without such relinquishment constituting a material breach of this Agreement, and provided further, that no such removal and/or relinquishment shall constitute termination of Executive's employment as long as Executive retains one of the positions set forth in Sections 1(a)(i) or 1(a)(ii).

            (b) Employment Schedule. From the Employment Commencement Date (as defined below) until June 2, 2008, Executive shall be employed on a part-time basis (such period of part-time work, the "Part-Time Period"). During the Part-Time Period, Executive shall hold only the position of Chief Operating Officer and shall receive fifty percent (50%) of any cash compensation to which he would otherwise be entitled under Section 3(a). At the conclusion of the Part-Time Period, Executive shall be employed on a full-time basis as both the Chief Operating Officer and the Chief Financial Officer (subject to Section 1(a)(iii)) and he shall begin to receive one hundred percent (100%) of any cash compensation to which he is entitled under Section 3(a); provided, however, that the transition to full-time cash compensation shall not be applied retroactively to the Employment Commencement Date.

            (c) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors on which Executive currently serves and, with the consent of the Board (which

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consent shall not be unreasonably  withheld or delayed),  other corporate boards of directors, and (iii) manage his and his family's personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Executive's duties.

      2. Employment Term. The Company hereby agrees to employ Executive and Executive hereby accepts such employment (the period of such employment, the "Employment Term"), in accordance with the terms and conditions set forth herein, commencing on April 1, 2008 (the "Employment Commencement Date"). Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as defined in Section 4(b) and 4(c), respectively) and for any or no cause or reason, at the option of either the Company or Executive.

      3. Compensation/Benefits. On the Employment Commencement Date, the Company shall make a one-time lump-sum payment of forty thousand dollars ($40,000) to Executive as consideration for Executive executing this Agreement. In addition, during the Employment Term, the Company shall pay and provide to Executive the following:

            (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary and shall be eligible to receive additional variable compensation. During the Employment Term, the Board or its Compensation Committee (the "Compensation Committee") shall review Executive's Base Salary (as defined below) and Bonus (as defined below) then in effect at least annually and may increase (but not decrease, except as provided in Section 1(b)) such Base Salary as the Compensation Committee may approve. The Base Salary shall be payable in accordance with the Company's normal payroll practices in effect from time to time, but in no event less frequently than monthly and, in the case of Bonus, as soon as practical during the year following the year with respect to which such Bonus is payable, but in no event later than March 15 of such following year. No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Executive hereunder or otherwise.

                  (i) Annual Base Salary. As of the Employment Commencement Date, Executive's annual Base Salary shall be two hundred sixty thousand dollars ($260,000) ("Base Salary"); provide, however, that such Base Salary shall be subject to the reduction contemplated in Section 1(b).

                  (ii) Discretionary Bonus. Executive shall also be eligible to earn annual variable compensation, the amount of which shall range from zero percent (0%) to one hundred percent (100%) of the Base Salary (such variable compensation, the "Bonus," which, together with the Base Salary, shall be referred to herein as "Target Pay"). The Bonus for any calendar year shall be awarded at the sole discretion of the Compensation Committee based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee.


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

            (b) Equity Compensation.

                  (i) Initial Stock Option Grant. Upon or promptly following the Employment Commencement Date, pending approval by the Board, the Company shall grant Executive an option (the "Initial Option") to purchase two hundred thousand (200,000) shares of the common stock of Company (the "Initial Option Shares") under the Company's 2005 Equity Compensation Plan, as amended and in effect on the date of such grant (the "Stock Plan"), at a per share exercise price equal to the fair market value of the common stock of the Company on the date on which the Initial Option is granted, as determined by the Compensation Committee, in accordance with the Stock Plan. Such Initial Option shall be substantially in the form attached hereto as Exhibit A (the "Stock Option Agreement").

                  (ii) Supplemental Stock Option Grant.  Pending approval by the
Board, and subject to, but in no event more than three (3) business days after, receipt by the Company of stockholder approval of the first amendment to the Stock Plan to occur after the Employment Commencement Date, the Company shall grant Executive an additional option (the "Second Option") to purchase seventy-five thousand (75,000) shares of the common stock of the Company (the "Second Option Shares," and together with the First Option Shares, the "Option Shares") under the Stock Plan, at a per share exercise price equal to the fair market value of the common stock of the Company on the date on which the Second Option is granted, as determined by the Compensation Committee, in accordance with the Stock Plan. Such Second Option shall be substantially in the form of the Stock Option Agreement.

                  (iii) Ongoing Awards. Executive shall be eligible to participate fully in annual stock option grants and any other long-term equity incentive program at levels commensurate with his positions as Chief Operating Officer and Chief Financial Officer of the Company (subject to Section 1(a)(iii)).

            (c) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his positions as Chief Operating Officer and Chief Financial Officer of the Company (subject to Section 1(a)(iii)) in all employee benefit, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.

                  (i) The Company will provide to Executive, at its expense, a parking place, executive office, secretarial assistance, facilities, supplies and equipment appropriate to his positions as Chief Operating Officer and Chief Financial Officer of the Company (subject to Section 1(a)(iii)). In addition, if Executive relocates his residence for the purpose of being closer to the Company's executive offices in California, the Company and Executive will discuss and mutually agree upon the reimbursement of Executive's reasonable relocation expenses actually incurred (including real estate brokerage fees); provided, however, that any such reimbursement will be made within ten (10) business days of Executive submitting receipts for qualifying relocation expenses, and provided further, that such reimbursement shall be made no later than March 15 of the year following the year in which such expenses are incurred.

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

            (d) Additional Benefits. During the Employment Term, the Company shall provide Executive with the following additional benefits:

                  (i) Reimbursement of up to three thousand dollars ($3,000) per month for one or more of the following direct, incurred expenses, in the Executive's sole discretion: (A) corporate housing (furnished apartment or hotel) reasonably near the Company's executive offices in California; (B) office space in Los Gatos, California; and/or (C) use of a car service, with driver, solely for Executive's business purposes (including travel between his home or Los Gatos office and the Company's executive offices in California); provided, however, that this benefit shall terminate upon the earliest of (X) three (3) years from the Employment Commencement Date, (Y) the Company's establishment of an office within forty-five (45) miles of Executive's home, and (Z) relocation of Executive's residence to be within forty-five (45) miles of the Company's executive offices in California. Any reimbursement made under this Section 3(d)(i) will be made within ten (10) business days of Executive submitting receipts for qualifying relocation expenses, and provided further, that such reimbursement shall be made no later than March 15 of the year following the year in which such expenses are incurred.

                  (ii) Subject to and in accordance with the Company's policies and procedures and in accordance with the Company's payroll practices but no less frequently than monthly, the Company shall provide to Executive a non-accountable, discretionary expense allowance of one thousand dollars
($1,000) per month to be used by Executive for all of his own automobile expenses (including, without limitation, his automobile lease or similar finance payments, insurance, and all gas mileage (whether travel is personal or related to his employment by the Company)), club and organization dues or memberships, travel upgrades, technology devices, and similar executive perquisites and related taxes.

            (e) Business and Entertainment Expenses. Upon submission of appropriate documentation by Executive in accordance with the Company's policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses that Executive incurs in performing his duties under this Agreement, including, but not limited to, travel (excluding gas mileage, which is covered by Section 3(d)(ii)), entertainment, and professional dues and subscriptions, in accordance with the Company's policies in effect from time to time. The Company shall not be obligated to reimburse Executive for personal legal fees or taxes incurred for any reason.

            (f) Vacation, Holidays and Sick Leave. Executive shall be entitled to vacations of no less than five (5) weeks per calendar year; provided, however, that Executive shall be limited to future accruals of no more than six
(6) weeks of paid vacation. Executive shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company's employment manual or current procedures and policies, as the case may be, as the same may be amended from time to time.

      4. Termination of Employment.

            (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties


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

hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination:

                  (i) any Option Shares that would have vested solely due to the passage of time during the twelve (12) month period beginning on the date of Executive's death or Disability Termination shall immediately vest;

                  (ii) the Company shall, within thirty (30) days of the date Executive's employment is terminated, pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts that may become due under Sections 5 and 9 hereof (collectively, items under this clause (i) are referred to as "Accrued Benefits"); and

                  (iii) the Company shall pay to Executive at the time other senior executives are paid under any cash bonus or long-term incentive plan, but in no event later than March 15 of the year following the year in which Executive's employment is terminated, a pro-rata bonus equal to the amount Executive would have received if Executive's employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus"); provided, however, that at the time of death or Disability Termination, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus.

            (b) Termination for Cause. The Company may terminate Executive's employment for Cause (as defined below). In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.

                  (i) For the purposes of this Agreement, "Cause" shall mean:

                        (A) material breach of any provision of this Agreement by Executive;

                        (B) the willful failure by Executive to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has


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

not materially performed his duties; provided, however, that no act, or failure to act, by Executive shall be "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company; or

                        (C) an act of gross misconduct by Executive with regard to the Company that is materially injurious to the Company.

            (c) Termination by the Company Other Than for Cause; Termination by Executive With Good Reason. Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Executive's execution of a general release and/or termination agreement satisfactory to the Company, and
(y) such general release and/or termination agreement becoming effective.

                  (i) If Executive's employment with the Company is involuntarily terminated by the Company other than for Cause (for avoidance of doubt, removal of Executive from either of his positions under this Agreement shall not constitute termination of his employment as long as Executive retains one such position) or if Executive voluntarily terminates his employment with the Company for Good Reason (as defined below), then the Company shall pay or provide Executive with the following as of the date of termination:

                        (A) any Accrued Benefits, to be paid or provided within thirty (30) days of the date Executive's employment is terminated;

                        (B) the Prorated Bonus; provided, however, that at the time of the termination of Executive's employment, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus and provided further that such Prorated Bonus is paid no later than March 15 of the year following the year in which Executive's employment is terminated;

                        (C) a severance amount equal to the Executive's then-current annual Base Salary, payable in a lump sum within thirty (30) days of the date Executive's employment is terminated; provided, however, that if the termination occurs during the Part-Time Period, the severance amount shall equal fifty percent (50%) of Executive's then-current Base Salary;

                        (D) the right to continue his participation in the Company's health benefit plans to the extent that he is then a participant therein, at no additional cost to Executive other than he would have incurred as an employee, for a period of twelve (12) months starting with the first calendar month after such date of termination; provided, however, that Company shall pay the full premium for COBRA continuation coverage under its health plans for Executive (and, if applicable, his dependents enrolled as participants in such health plans as of the date of termination) for such twelve-month period. In the event Executive obtains other employment during the twelve-month period in this clause (D), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company's expense, offered or provided by the Company shall immediately cease; and


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

                        (E) reasonable outplacement services at a level commensurate with Executive's positions as Chief Operating Officer and Chief Financial Officer of the Company (subject to Section 1(a)(iii)), including use of an executive office and secretary, for a period of ninety (90) days commencing on Executive's date of termination but in no event extending beyond the date on which Executive commences other full time employment.

                  (ii) For purposes of this Agreement, "Good Reason" for termination by Executive shall arise from the following conduct of the Company or events without Executive's consent (other than in connection with or subsequent to the termination or suspension of Executive's employment or duties for Cause or in connection with Executive's death or disability, and excluding any isolated action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof from Executive); provided, however, that in each instance, Executive shall provide reasonably detailed written notice of any action or event that would constitute Good Reason under this Section 4(c)(ii) to the Company within ninety (90) days of such action or event, and the Company shall have thirty (30) days to cure such action or event, and provided further that if such action or event is not cured by the Company within such thirty (30) day period, Executive's employment will then be deemed to be terminated with Good Reason:

                        (A) Material breach of any provision of this Agreement by the Company; or

                        (B) After a Change of Control (as defined below), in the event that (i) Executive's aggregate compensation is substantially diminished (regardless of Executive's title, duties, or responsibilities) or (ii) the office from which Executive is expected to perform the majority of his obligations under this Agreement is located more than one hundred (100) miles from Los Gatos, California (it being understood that as of the Employment Commencement Date, Executive will be expected to perform the majority of his obligations under this Agreement from the Company's executive offices in Novato, California and an office to be established by Executive in Los Gatos, California).

            (d) Termination by Executive Without Good Reason. Executive may terminate his employment at any time without Good Reason by written notice to the Company. In the event that Executive terminates his employment with the Company during the Employment Term without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.

            (e) No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source, except as provided in Sections 4(c)(i)(D) and 4(c)(i)(E). The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.

      5. Change of Control Vesting Acceleration.


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

            (a) In the event of a Change of Control (as defined below), twenty-five percent (25%) of Executive's then-unvested Option Shares shall immediately vest.

            (b) After a Change of Control (as defined below),  in the event that
(i) Executive's aggregate compensation is substantially diminished (regardless of Executive's title, duties, or responsibilities) or (ii) the office from which Executive is expected to perform the majority of his obligations under this
Agreement is located more than one hundred (100) miles from Los Gatos, California (it being understood that as of the Employment Commencement Date, Executive will be expected to perform the majority of his obligations under this Agreement from the Company's executive offices in Novato, California and an office to be established by Executive in Los Gatos, California), all of
Executive's   then-unvested   Option   Shares  and  other  equity  awards  shall
immediately vest in full, and if, after a Change of Control, Executive terminates his employment with the Company for Good Reason, he shall be entitled to receive all severance benefits set forth in Section 4(c)(i).

            (c) For the purposes of this Agreement, "Change of Control" is defined as the occurrence of any of the following after the Employment Commencement Date:

                  (i) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Employment Commencement Date; or

                  (ii) persons, who, as of the Employment Commencement Date constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Employment Commencement Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or


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

                  (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

                  (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      6. Golden Parachute Payments.

            (a) Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that any benefit received or to be received by Executive in connection with a Change of Control ("Contract Benefits") or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the "Total Benefits") that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section 6, "net after-tax benefit" shall mean the Total Benefits that Executive receives or is then entitled to receive from the Company that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Executive with respect to such "parachute payment," calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such "parachute payment" by Section 4999 of the Code.

            (b) The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

      7. Section 409A Compliance.

            (a) To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code ("Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Executive earlier than the day after the date that is six (6) months following Executive's "separation from service." This Section 7(a) will not be applicable after Executive's death.

            (b) Executive and the Company  acknowledge  that the requirements of
Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

      8. Restrictive Covenants. Executive acknowledges that the Company's ability to keep its Confidential Information (as defined in Section 9(b)) secret and away from its competitors is important to the Company's and its affiliates' viability and business. Executive further acknowledges that over the course of his employment with the Company he will (i) develop special and substantial relationships with the Company's and its affiliates' customers and suppliers, and/or (ii) be privy to Confidential Information. Further, Executive will help develop the goodwill of the Company and its affiliates during the course of his employment. Finally, pursuant to Section 3(b), Executive will have a substantial ownership interest in the Company. As such, Executive agrees to abide by the following covenants in order to allow the Company to protect those interests:

            (a) Non-Competition. During the "Restricted Period" (as defined below), Executive will not either directly or indirectly, for himself or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in the telecommunications relay service ("TRS") or call center service industries or any other industry in which the Company is engaged to a material extent at the time Executive's employment terminates, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.

            For purposes of this Section 8, "Restricted Period" means the period beginning on the Employment Commencement Date and continuing until the first
(1st) anniversary of Executive's employment termination date, irrespective of the reason that Executive's employment is terminated with the Company.

            (b) Non-Solicitation. During the Restricted Period, Executive will not either directly or indirectly, for himself or any other person or entity,
(i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ, any person who is an employee of the Company, or a consultant of the Company devoting more than seventy percent (70%) of his or her time to the business of the Company or any of its affiliates, on Executive's employment termination date or during the six (6) month period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company's business relationship with, any customer of the Company in connection with services and/or products that compete with the Company's services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date.

            (c) Equitable Relief. Executive acknowledges that the remedy at law for his breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief. Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter. Nothing in this Section 8(c) shall be deemed to limit the Company's remedies at law or in equity that may be pursued or availed of by the Company for any breach by Executive of any of the parts of Sections 8, 9(a) and/or 10.

            (d) Judicial Modification. Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or "blue penciled" so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law. Executive acknowledges and understands that, due to the nature and scope of the Company's existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of his obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.

      9. Confidential Information.

            (a)  Non-Use  and   Non-Disclosure   of  Confidential   Information.
Executive acknowledges that, during the course of his employment with the Company, he will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates. As such, at all times, both during his employment and thereafter, Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any "Confidential Information" (as defined in Section 9(b)). Notwithstanding anything contained in this Section 9, Executive will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Executive notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Executive's disclosure of any Confidential Information.

            (b)  Definition of  Confidential  Information.  For purposes of this
Agreement, "Confidential Information" means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Executive by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.

      10. Return of Company Property. Upon the termination of Executive's employment with the Company, or at any time during such employment upon request by the Company, Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Executive's possession as a result of his employment with the Company, including, without limitation, computer hardware and software, Blackberries or other personal data assistants or similar devices, pagers, mobile or cellular phones, other electronic equipment, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.

      11. No Prior Restrictions. Executive represents and warrants that his employment with the Company does not violate, or cause him to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of his employment with the Company he will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party. In the event of a breach of this Section 11, including in the event that Executive's representation and warranty above is false, Executive shall hold the Company harmless and indemnify it for any damages resulting to it or its affiliates, including, without limitation, attorneys' fees, as a result of the breach of this Section 11.

      12. Assignment.

            (a) This Agreement shall be binding upon and inure to the benefit of
(i) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

            (b) None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 20 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 12) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested Option Shares or other stock options or equity awards consistent with the rules for transfers to "family members" as defined in U.S. Securities and Exchange Commission Form S-8.

      13. Liability Insurance.

            (a) The Company shall cover Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

            (b) The Company shall, both during and after the Employment Term, indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates.

      14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 14:

            If to the Company:

                  GoAmerica, Inc.
                  Attn:  Chief Executive Officer
                  595 Menlo Drive
                  Rocklin, CA 95765

            If to Executive:

                  John Ferron
                  106 Mill Road
                  Los Gatos, CA 95032

      15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      16. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.

      17. Arbitration.

            (a) Agreement. The Company and Executive agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, New York or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The selection of the arbitrator will be conducted in accordance with the AAA's practices and procedures for disputes of the nature here contemplated. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.

            (b) Costs and Fees of Arbitration. The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and the Company shall pay the remaining costs and expenses of such arbitration. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or his counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

      18. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an appropriate officer or director of the Company.

      19. Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive's employment by the Company to the extent necessary to preserve such rights and obligations.

      20. Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

      21. Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

      22. Governing Law. This Agreement shall be governed by Delaware law (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 13 of this Agreement. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, New York for any action or proceeding relating to any arbitration pursuant to
Section 13 of this Agreement in which the parties are participants, or any claim to which Section 8(c) applies.

 [Remainder of page intentionally left blank - signatures on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

                                            GOAMERICA, INC.

                                            By: /s/ Daniel R. Luis
                                                -------------------------------
                                                Name: Daniel R. Luis
                                                Title: Chief Executive Officer

                                            JOHN FERRON

                                            /s/ John Ferron
                                            -----------------------------------